Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of July 10, 2017 by and between James E. Mead (the “Executive”) and Alexander & Baldwin, Inc. (the “Company”) to become effective upon the Executive’s commencement of employment with the Company, which is subject to approval by the Company’s Board of Directors (the “Board”).

RECITALS

The Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Employment Period. The Executive’s employment with the Company will commence, and this Agreement will become effective on July 10, 2017, subject to approval by the Company’s Board (the “Employment Commencement Date”). The initial term of this Agreement shall begin on the Employment Commencement Date and shall continue for one (1) year thereafter, or until the termination of the Executive’s employment, if earlier. The term of this Agreement shall automatically renew for periods of one-year unless either party gives the other party written notice, at least sixty (60) days prior to the end of the initial term or at least sixty (60) days prior to the end of any subsequent one-year renewal period, as applicable, that the term of the Agreement shall not be further extended. The period during which the Executive is employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder. Any non-renewal of this Agreement by the Company shall be treated as a termination of employment without Cause (as defined in the Company’s Executive Severance Plan as it applies to the Executive) as of the end of the then expiring not-extended term.

2. Position and Responsibilities.

(a) The Executive shall serve as the Chief Financial Officer (“CFO”) of the Company, reporting to the President and Chief Executive Officer of the Company (the “CEO”). In this position, Executive shall assume and perform such duties and responsibilities that are commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of CFO and such other duties as prescribed in the Company’s By-Laws or as otherwise requested by the CEO from time to time, consistent with such position. The Executive’s principal place of business shall be located in Honolulu, Hawaii, provided that, the Executive shall be required, to the extent necessary or appropriate, to travel to other locations to fulfill his employment obligations under this Agreement. The Executive agrees to perform in good faith and to the best of the Executive’s ability all services that may be required of the Executive hereunder and to be available to render such services at all reasonable times and places as required for his position and in accordance with such reasonable directions and requests as may be made from time to time by the CEO, consistent with the Executive’s position. The Executive further agrees not to participate in any activity detrimental to the best interests of the Company.

(b) The Company understands that the Executive has certain outside business commitments relating to his outside board involvement, and that the Executive will from time to time need to expend certain time travelling to and attending board and committee meetings relating to such outside board commitment, which may, among other things, include substantial travel time since the Executive will be travelling from Hawaii. The Company agrees that the Executive may continue with such outside board involvement so long as the activities do not interfere with the performance of the Executive’s duties hereunder and such travel and meeting time on such matters (of up to 12 days per year in the aggregate) shall not be offset against the Executive’s vacation time. In this connection, the Executive understands and agrees that his primary commitment in terms of his business time and attention is and will be to attend to the Company’s business and to devote his efforts to Company matters and the performance of his duties and responsibilities at the Company.

(c) The Executive also understands and agrees that the Executive must fully comply with the Company’s standard operating policies, procedures, and practices, including but not limited to the Company’s Code of Conduct and, as applicable, the Code of Ethics, that are from time to time in effect during the Employment Period.

3. Compensation.

(a) Base Salary. The Executive’s annual gross base salary (“Base Salary”) will initially be $500,000, to be paid in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions, in installments no less frequently than monthly. Base Salary will be reviewed from time to time and may be increased at the discretion of the Board but may not be reduced. Base Salary for purposes of this Agreement shall adjust as the Executive’s salary adjusts over time.

(b) Performance Bonus.

(i) For calendar year 2017, the Executive shall receive a guaranteed annual bonus equal to $150,000 (the “2017 Guaranteed Bonus”) no later than March 15, 2018, provided that the Executive is employed by the Company in good standing as of that date. If the Executive is terminated without Cause (as defined above) prior to the scheduled payout date, the 2017 Guaranteed Bonus shall be paid to the Executive within ten (10) days after such termination and shall be in lieu of any target or pro rata bonus payable as part of severance (if any) due to the Executive under the Company’s Executive Severance Plan or Change in Control Agreement upon termination of employment during 2017.

(ii) Beginning with the 2018 calendar year, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) in accordance with, and subject to, the terms and conditions of the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan (the “PIIP”), with the performance goals for the Annual Bonus for each year being set by the Compensation Committee of the Board on or before March 31 of such year and promptly communicated to Executive once set. The target amount of the Executive’s Annual

Bonus shall be no less than 60% of his Base Salary as defined in the PIIP. The actual amount of the Annual Bonus (if any) shall be determined by the Compensation Committee in accordance with the PIIP and may be more or less than the target amount. Any Annual Bonus to which the Executive becomes entitled for a particular calendar year shall be paid in accordance with the terms of the PIIP no later than March 15 of the following year, or, if earlier, when the other executives of the Company are paid their annual bonuses for such year.

(c) Equity Awards. On the Employment Commencement Date, the Executive shall be granted an equity award under the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan covering a number of shares of Company common stock (the “2017 Award Shares”) with an aggregate grant date fair value of $800,000. For purposes of the award, the grant date fair value per share shall be equal to the closing selling price per share of Company Common Stock at the close of regular hours trading on the grant date as reported on the New York Stock Exchange. Fifty percent (50%) of the award will be in the form of a time-based restricted stock unit award (“Time-Based RSU Award”) and fifty percent (50%) of the award will be in the form of a performance share units award (“Performance Share Unit Award”). By way of illustration, if the closing selling price on the date of grant is $40.00 per share, the total 2017 Award Shares will be 20,000 shares of the Company’s common stock.

(i) Time-Based RSU Award. The number of shares subject to the Time-Based RSU Award will be equal to 50% of the 2017 Award Shares. The Time-Based RSU Award for 2017 will vest in three equal annual installments beginning on the first anniversary of the grant date, subject for each installment to the Executive’s continued employment with the Company through the vesting date for that installment. The remaining terms of the Time-Based RSU Award (including any accelerated vesting) will be in accordance with the terms and conditions of the Company’s Notice of Award of Time-Based Restricted Stock Units and Time-Based Restricted Stock Unit Award Agreement for Executives [attached hereto as Exhibit A].

(ii) Performance Share Unit Award. The target number of shares subject to the Performance Share Units Award will be equal to the remaining 50% of the 2017 Award Shares. The actual number of shares (if any) that may be earned will be based on the level of attainment of the specified performance goals as set by the Compensation Committee of the Board, which shall be promptly communicated to the Executive. The Performance Share Unit Award will vest based on (A) the level of attainment of performance goals for the period measured from January 1, 2017 to December 31, 2019, in accordance with the terms and conditions of the Company’s Notice of Award of Performance Share Units and Performance Share Unit Award Agreement for Executives [attached hereto as Exhibit B] and (B) the Executive’s completion of three years of employment measured from the grant date of the award. The performance goals and the remaining terms of the Performance Share Unit Award (including any accelerated vesting) will be in accordance with the terms and conditions of the Company’s Notice of Award of Performance Share Units and Performance Share Unit Award Agreement for Executives.

(d) Withholding. The Company shall have the right to deduct and withhold from any compensation payable to the Executive any and all applicable federal, state, local, and foreign income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.

4. Severance Plan/Change in Control Agreement/Excess Benefit Plan.

(a) Severance Plan. The Executive shall participate as a Band A participant in the Company’s Executive Severance Plan as amended from time to time (the “Executive Severance Plan”).

(b) Change in Control Agreement. The Executive shall be entitled to receive certain change in control benefits pursuant to a change in control letter agreement between the Company and the Executive [in the form attached hereto as Exhibit C] (“Change in Control Agreement”).

(c) Excess Benefits Plan. The Executive shall be eligible to participate in the Company’s Excess Benefit Plan as amended from time to time.

5. Benefits; Reimbursement.

(a) Benefit Plans. During the Employment Period commencing on the earliest date following the Employment Commencement Date permitted under the applicable plan, the Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees or senior executives from time to time for which the Executive may qualify, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions, and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time to time the employee or senior executive benefits and benefit plans it generally makes available to its employees or senior executives and may amend or terminate any such plans at any time on a prospective basis only.

(b) Vacation, Sick, and Holiday Pay. The Executive shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time. The Executive shall be entitled to paid vacation days per year equivalent to that provided to other executive-level employees of the Company, which is currently 20 days per calendar year on a prorata accrual basis per pay period, subject to any applicable carryover rules and limitations.

(c) Reimbursement of Reasonable Business Expenses. During the Employment Period, the Company will reimburse the Executive for reasonable travel and other business expenses incurred on behalf of the Company in fulfilling the Executive’s obligations and duties hereunder. All reimbursements hereunder shall be subject to, and in accordance with, the Company’s expense reimbursement policies.

6. Relocation Benefits. The Executive shall be eligible to receive relocation benefits for reasonable and necessary expenses incurred in establishing a local residence in Hawaii in accordance with the Company’s relocation policy, a copy of which shall be provided to the Executive separately at a later time, in an amount up to $50,000 (fifty thousand). To the extent any such benefit is taxable to the Executive, the Executive shall be eligible to receive an additional payment to cover such taxes on a fully-grossed up basis in accordance with the relocation policy. The relocation benefits will be provided in the form of reimbursement or direct payment by the Company in accordance with the relocation policy. The Executive agrees that the Executive’s relocation shall be initiated within the first six months of the Executive’s Employment Commencement Date and completed within twelve months of the Executive’s Employment Commencement Date. The relocation benefits shall be deemed an advance payment that is expressly conditioned upon the Executive’s continued active employment with the Company at least through the end of 2018. In the event the Executive elects to voluntarily terminate the Executive’s employment with the Company within twelve (12) months after the Executive’s relocation other than due to Good Reason after a Change in Control (as such terms are defined in the Change in Control Agreement), the Executive agrees to repay all relocation benefits (including all relocation expenses incurred on the Executive’s behalf and any gross up amount) and if the Executive does not repay such amounts then, to the fullest extent permitted under applicable law, the Executive agrees that the Company may deduct such amounts from any monies that the Company may owe to the Executive, provided that this repayment obligation shall not apply to any travel and hotel expenses incurred prior to the Executive’s establishing a local residence in Hawaii.

7. D&O Indemnification and Liability Insurance. The Executive will be provided indemnification in accordance with the Company’s articles of incorporation and/or By-Laws. Specifically, the Company agrees to indemnify Executive to the maximum extent permitted by applicable law, as the same exists and may hereafter be amended, from and against all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, the Executive (including the costs and expenses of legal counsel retained to defend the Executive, and any judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on the Executive as the indemnified party) with respect to any action, suit or proceeding, whether civil or criminal, or administrative or investigative, in which the Executive is made a party or threatened to be made a party, either by reason of entering into this Employment Agreement with the Company or in his capacity as an officer or director of the Company or any of its subsidiaries or affiliates, or former officer or director of the Company or any of its subsidiaries or affiliates. The Company also agrees to secure and maintain director and officer liability insurance policy covering the Executive at levels at least as favorable to the Executive as what was in existence at the Company immediately prior to the Executive joining the Company. Such indemnification and such D&O insurance policy coverages shall remain in effect throughout the term of this Agreement and shall continue in effect after the termination of such Agreement regardless of the reasons for such termination unless and except to the extent expressly excluded by the governing documents regarding indemnification or by the insurance policy (including any replacement insurance policy) in the case of post-termination coverage.

8. Recoupment. The Executive shall be subject to the Company’s Policy Regarding Recoupment of Certain Compensation, as amended from time to time.

9. Share Ownership Guidelines. The Executive shall be subject to the Company’s Stock Ownership Guidelines for Key Executives, as amended from time to time.

10. Termination of Employment. The Executive’s employment hereunder may be terminated under the following circumstances:

(a) Upon the death or disability of the Executive. If the Executive dies while employed by the Company, his employment shall immediately terminate. If, as a result of the Executive’s mental or physical incapacity, the Executive shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period (“Disability”), the Executive’s employment may be terminated by the Company for Disability. In the event of Disability or death, the Executive or the Executive’s beneficiaries, as the case may be, (i) shall continue to be paid the Base Salary through the Termination Date and a performance/incentive bonus for the year of termination, pro-rated to reflect the date of death or Disability, and subject to attaining the requisite performance milestones and payable at the same time as other participants, as determined in accordance with Section 3(b), and (ii) shall retain his vested equity compensation awards (as such equity award vesting may be accelerated in accordance with the terms of the agreements evidencing the awards) and other vested benefits and rights under the Company’s benefit plans in accordance with, the terms of such plans and this Agreement. For purposes of the Executive’s Time-Based RSU and Performance Share Unit Awards, a termination hereunder due to Disability will be deemed to qualify as a termination due to Permanent Disability. In the event of such a termination during 2017, the full 2017 Guaranteed Bonus provided in Section 3(b) shall be paid in lieu of the pro-rated performance/incentive bonus in clause (i) above. In the case of death, the Executive’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

(b) Upon a voluntary termination. The Executive may voluntarily terminate the Executive’s employment under this Agreement at any time, but the Executive is requested to give the Company at least 30 days prior written notice of such resignation.

(c) Upon a termination by the Company. The Company may terminate the Executive’s employment with or without Cause under this Agreement at any time (as “Cause” is defined in the Executive Severance Plan as amended through June 30, 2017) by providing notice of such termination to the Executive. Such termination shall be effective immediately upon the Executive’s receipt of such notice, unless otherwise indicated by the notice.

The Executive agrees to resign from all officer and director positions with the Company and its affiliates upon the Executive’s termination of employment.

Upon cessation of the Executive’s employment for any reason, the Executive, or the Executive’s estate if applicable, shall be paid any unpaid Base Salary earned under Section 3(a), any awarded but not yet paid bonus amounts (and the 2017 Guaranteed Bonus to the extent payable and unpaid), and any accrued but unused vacation days for services rendered through the date of such termination. The Executive shall also be entitled to the reimbursement of any unreimbursed business expenses incurred on behalf of the Company prior to termination subject to the Company’s expense reimbursement policies.

11. No Conflicts. The Executive understands and agrees that by entering into this Agreement, the Executive represents to the Company that the Executive’s performance hereunder will not breach any other agreement to which the Executive is a party and that the Executive has not, and will not during the term of the Executive’s employment with the Company, enter into any oral or written agreement scheduled to become effective while the Executive is still an employee of the Company that would be in conflict with any of the provisions of this Agreement or the Company’s policies. The Executive will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which the Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and the Company will assist the Executive in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. The Company also expects the Executive to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggests that the Executive refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12. At-Will Employment. The Executive’s employment with the Company will be on an “at-will” basis, meaning that: (a) either the Executive or the Company may terminate the Executive’s employment at any time, with or without cause or advance notice, without further obligation or liability other than as expressly set forth in this Agreement (including, without limitation, any separate agreement, plan, policy or arrangement expressly referenced in this Agreement) and (b) this policy of at-will employment shall reflect the entire agreement and may only be modified in an express written agreement signed by an appropriate officer of the Company.

13. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this Agreement to the contrary, payments that are subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

14. Cessation of Benefits. In the event the Executive’s employment with the Company terminates for any reason, he shall be entitled only to such benefits, if any, as he may be eligible for in the event of such termination under the Executive Severance Plan or Change in Control Agreement or his Time-Based RSU Award Agreement or his Performance Share Unit Award

Agreement or any other applicable Company benefit plan or arrangement, and shall not receive any further pay or benefits under this Agreement (except as provided herein in the event of death or Disability). In this regard, the Company confirms that, in the event of a termination by the Company without Cause or by the Executive for Good Reason within 24 months after a Change in Control, or a termination of Executive’s employment due to Disability, Executive will be entitled to the fully accelerated vesting and payout of his Time-Based RSUs under his Time-Based RSU Award Agreement, and such accelerated PSU vesting and payout acceleration as and to the extent provided by his Performance Stock Unit Award Agreement. Moreover, in the event of a material breach by the Executive of any of the Executive’s obligations of this Agreement that is not promptly cured (if curable) by the Executive after written notice of such alleged breach is given by the Company, then the Company may terminate the Executive’s employment and the Executive shall cease to be entitled to any further benefits under this Agreement or under the Executive Severance Plan or Change in Control Agreement, except as he may be entitled to under applicable law.

15. Successors and Assigns. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate, or successor, or in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder, and further provided that the assignee is solvent at the time of transfer and that Executive is given prompt notice of such transfer.

16. Notices.

(a) Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.

(b) If such notice, demand, or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

(c) If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given three (3) business days after deposit in the United States mail addressed to the party to whom such notice, demand, or other communication is to be given as hereinafter set forth:

To the Company:

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, HI 96813

Attn: Son-Jai Paik

To the Executive:

Executive’s most recent address on file with the Company

With a copy to:

Brian T. Foley, Esq.

Brian Foley & Company, Inc.

1 North Broadway

White Plains, NY 10601-2310

Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

17. Governing Documents. This Agreement and the other documents expressly cross-referenced herein (including, without limitation, the agreements evidencing the equity awards granted under Section 3(c), the Executive’s Change in Control Agreement, the documents regarding his Band A participation rights in the Executive Severance Plan and any other plans, policies, arrangements and documents expressly cross-referenced herein) contain the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes all negotiations, proposals, and agreements (whether written or oral) between them (or their respective affiliates or representatives) relating to the subject matter hereof. No agreements or representations (whether oral or otherwise, express or implied) that are not expressly set forth in or expressly referred to in, but that relate to the subject matter of, this Agreement have been made by either party. This Agreement may only be amended by written instrument signed by the Executive and an authorized representative of the Company.

18. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of Hawaii. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by an arbitrator or, if applicable, a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal, or unenforceable in any jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

19. Arbitration. The Executive will be subject to the arbitration requirements in this Section 19.

(a) Except as provided herein, any and all disputes that arise out of or relate to the Executive’s employment, the termination of the Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the Executive’s employment with the Company or its termination. The only claims not covered by this Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits with respect to any unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

(b) Arbitration will be conducted in Honolulu, Hawaii by Dispute Prevention & Resolution, Inc. unless the parties otherwise mutually agree in writing. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules” available at www.adr.org/employment), provided, however, that the arbitrator shall allow the discovery authorized by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

(c) During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost the Executive would not be required to bear if the Executive were free to bring the dispute or claim in court. Except as expressly otherwise provided in the Executive’s Change in Control Benefits Agreement, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration; provided, however, that the Company shall pay for reasonable attorneys’ fees and costs incurred by the Executive in connection with the arbitration if and to the extent the Executive prevails in whole or in part.

(d) The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

(e) This arbitration provision does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative agency such as the Department of Fair Employment and Housing or the Equal Employment Opportunity Commission, but this provision does prohibit the Executive from seeking or pursuing court action regarding any such claim – other than to enforce any arbitration award.

20. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

21. Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

22. Severability. If any one or more of the provisions of this Agreement is invalid, illegal, or unenforceable in any respect, it will be ineffective only to the extent of such invalidity, illegality, or unenforceability, and will not in any way affect or impair the validity, legality, and enforceability of the balance of such provision or any other provision contained herein. Each party will endeavor in good faith negotiations to replace the invalid, illegal, or unenforceable provision(s) (or such portion thereof) with such valid, legal, and enforceable provision(s), the economic effect of which on the respective parties is as close as possible to that of the invalid, illegal, or unenforceable provision(s).

23. Survival. The respective rights and obligations of the Executive and the Company as provided in this Agreement will survive the termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

24. This offer of employment is contingent upon the following:

(a)	The Executive satisfactorily passing a pre-employment drug screen, which will be arranged by the Company, to be administered within 48 hours of accepting the Company’s offer.

(b)	Reference and background checks satisfactory to the Company.

(c)	The Executive’s ability to provide satisfactory documentary proof of his identity and right to work in the United States on his first day of employment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ALEXANDER & BALDWIN, INC.

By:	/s/ Son-Jai Paik
Name: Son-Jai Paik
Title: Vice President, Human Resources

EXECUTIVE /s/ James E. Mead
JAMES E. MEAD

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